EXHIBIT 99.1

Hooker Furnishings Reports Second Quarter Sales and Earnings

MARTINSVILLE, Va., Sept. 08, 2023 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT), a global leader in the design, production, and marketing of home furnishings for nearly a century, today reported operating results for its fiscal 2024 second quarter and first half ended July 30, 2023.

Fiscal 2024 Second Quarter overview:

  Consolidated net sales for the fiscal 2024 second quarter were $97.8 million, a decrease of $55.1 million, or 36% compared to the prior year second quarter, driven by industry-wide decreased demand for home furnishings, and the planned exits of unprofitable operations within the Home Meridian segment.
  Consolidated operating income for the quarter was $1.3 million or 1.3% of net sales, compared to $7.3 million, or 4.8% of net sales in the prior year period. Consolidated net income was $785,000 or $0.07 per diluted share for the quarter, compared to $5.5 million or $0.46 per diluted share in the prior year period.
  During the quarter, the Company strengthened its financial position, generating over $51 million in cash from operations and ending the quarter with cash and cash equivalents of $50 million. Additionally, it reduced inventory levels by $70 million from a year ago and completed most of its targeted liquidation sales of the Home Meridian segment’s discontinued inventories.
  During the quarter, Hooker Furnishings acquired BOBO Intriguing Objects, an Atlanta-based lighting, décor and accents designer and importer offering one-of-a-kind designs based on vintage pieces found around the world. The acquisition enables the company to broaden its product diversity into new furnishings categories of lighting, wall art, textiles, and décor.
  For the fiscal 2024 six-month period, consolidated net sales were $219.6 million, a decrease of $80.6 million or 26.8%, as compared to a year ago, also driven by industry-wide decreased demand for home furnishings, and the planned exits of unprofitable operations within the Home Meridian segment. Consolidated operating income was $3.2 million or 1.5% of net sales as compared to $11.2 million or 3.7% of net sales in the prior-year first half. Consolidated net income was $2.2 million or $0.20 per diluted share, as compared to $8.7 million or $0.73 per diluted share in the prior-year first half.

Management Commentary

“Despite a tough business climate and our team’s focus on navigating the last phases of liquidating excess inventories related to higher risk, unprofitable operations that were exited in the Home Meridian segment, we continue to strengthen our balance sheet and reduce overhead and costs while focusing on executing our strategic growth initiatives,” said Jeremy Hoff, chief executive officer and director.

“We believe the softer demand seen currently industry-wide is driven by retailers continuing to sell through over-inventoried positions and a short-term glut of heavily discounted home furnishings in the market,” Hoff said. “In addition, the year-over-year comparisons reflect our exit from higher-risk, unprofitable operations at Home Meridian. We are encouraged that incoming orders have trended higher each month through the summer compared to the prior year, and consolidated orders are up by double-digits versus a year ago.”

“In this environment, we’ve prioritized strengthening our financial position and strategically deploying capital and other resources, while investing in new showrooms and systems that position us to immediately leverage increasing demand when it occurs. For example, the collective impact of our new showrooms in High Point, Atlanta and Las Vegas have increased our customer contacts from about 3,000 to around 14,000 annually, more than quadrupling the number of existing and potential customers,” Hoff said. “While we expect the full benefit of this investment will have a mostly longer-term impact, we have already opened a thousand new accounts in the first half as visibility and engagement have increased,” he continued.

“The transformation of the Home Meridian segment to a sustainably profitable business model is well underway,” Hoff continued. “Most of the excess inventories connected to the exit of ACH at the end of the last fiscal year have been sold and the related cost reduction efforts are paying off. We recorded a small operating income in fiscal July in this segment and while we continue to expect some short-term volatility in sales and earnings, we expect HMI to achieve sustainable profitability in the second half of the fiscal year.”

“We are pleased to have completed the acquisition of Atlanta-based BOBO Intriguing Objects this quarter, which enables us to broaden our product diversity to include lighting, décor, textiles, and wall art. Adding BOBO to our brand portfolio positions us as an even more valuable and comprehensive partner for our customer base. Like last year’s Sunset West acquisition, we intend to scale BOBO using our existing sales, marketing, and operations teams,” Hoff continued.

Segment Reporting: Hooker Branded

  Hooker Branded net sales decreased by $18.1 million, or 34.3% in the fiscal 2024 second quarter due to decreased shipments and unit volume. Furthermore, discounting was 240 basis points higher than the prior year quarter. For the fiscal 2024 first half, Hooker Branded net sales decreased by $18.5 million, or 19.4% compared to the prior-year six-month period. Sales decreases in both periods underscore the aforementioned softer demand for home furnishings.
  Despite a decrease in net sales, gross margin increased due primarily to favorable product costs from lower freight rates, and to a lesser extent, decreased warehousing costs. The segment reported operating income of $3.2 million and an operating margin of 9.3%, compared to $6.1 million and 11.5% in the prior-year second quarter.
  While order backlog was lower than the prior-year quarter end, it remained about 40% higher than pre-pandemic levels at the end of the fiscal 2020 second quarter. Incoming orders increased by 18.6% as compared to the prior-year quarter. A significant portion of Hooker Branded’s backlog consists of orders received late last year and earlier this year, which are expected to ship in the second half of this year and position the segment positively for the upcoming quarters.

Segment Reporting: Home Meridian (HMI)

  Home Meridian net sales decreased by $30.1 million, or 51% in the fiscal 2024 second quarter due to reduced home furnishings demand and the absence of sales from exited higher-risk, unprofitable operations. Sales decreases in the major furniture chains and e-commerce channel accounted for approximately 70% and 15% of the total decrease in this segment, respectively.
  Gross profit and margin both decreased in the fiscal 2024 second quarter, resulting from the net sales decline and under-absorbed fixed costs. Product costs decreased as a percentage of net sales due to lower freight costs, but fixed costs such as warehousing rent and labor expenses adversely impacted the gross margin due to significantly lower net sales.
  “We reduced our Georgia warehouse footprint by 200,000 square feet during the quarter and expect to further reduce it by another 100,000 to 200,000 square feet in early calendar 2024. Right sizing our footprint to align with our current demand resulting from no longer stocking significant volumes of inventory for ACH will not only reduce costs, but will improve liquidity and working capital levels,” said Paul Huckfeldt, senior vice president and chief financial officer.
  Due to the significant sales decline and resulting under-absorbed fixed costs, Home Meridian reported a $3.3 million operating loss for the quarter. For the fiscal 2024 six-month period, Home Meridian net sales decreased due to the same factors above, including a sales decrease with mass merchants, resulting in a $5.5 million operating loss, which was in line with management’s expectations.
  Quarter-end backlog was significantly lower than the previous year's quarter and the fiscal 2020 second quarter. This decline is attributed to the absence of orders from exited operations, as well as a reduction of incoming orders from our retail customers, who are still carrying excess inventories ordered during the previous year.

Segment Reporting: Domestic Upholstery

  Domestic Upholstery net sales decreased by $7.4 million, or 19.4% in the fiscal 2024 second quarter due to sales decreases at Shenandoah and HF Custom (formerly Sam Moore), partially offset by a 10% increase at Sunset West. Bradington-Young net sales were the same as in the prior year second quarter.
  Despite the sales decrease, gross margin was 200 basis points higher than the prior-year quarter due to decreased direct costs, including more stable raw material costs and lower direct labor costs due to reduced production at HF Custom and Shenandoah, partially offset by under-absorbed indirect costs.
  For the fiscal 2024 first half, net sales decreased at HF Custom, Shenandoah, and Sunset West. Bradington-Young reported a small sales increase for the six-month period.
  Incoming orders increased by 36.7% compared to prior-year quarter; however, orders in the prior-year period were relatively low due to higher backlog and longer lead times. Quarter-end backlog for Bradington-Young remained three times that of pre-pandemic levels at fiscal 2020 second quarter end, while the backlogs for HF Custom and Shenandoah decreased to levels similar to fiscal 2020.

Cash, Debt, and Inventory

  Cash and cash equivalents stood at $50 million at fiscal 2024 second quarter-end, an increase of $31 million from the prior year-end. Inventory levels decreased by $35 million from the year-end and $70 million from this time a year ago. During the six-month period, $51 million of cash generated from operating activities funded $8.7 million share repurchases, $4.9 million in cash dividends to shareholders, $4.0 million capital expenditures including investments in the new showrooms, $2.6 million for development of our cloud-based ERP system, and $2.4 million for BOBO acquisition.
  Since the share repurchase program began in the second quarter of last year, as of quarter end, a total of approximately $22 million has been spent to purchase and retire about 1.3 million shares of common stock.
  In addition to the cash balance, an aggregate of $27.2 million was available under our existing revolver at quarter-end.

Capital Allocation

“During the first half of the year, we’ve made considerable progress in strengthening our balance sheet. The quality of our inventories is much better than it was at the end of last year and is aligned with expected demand and we have generated considerable cash this year,” said Huckfeldt. “For the remainder of the year, we plan to continue to strengthen the balance sheet, continue our share repurchase program, as appropriate, and invest in our organic growth initiatives, which we believe will position us favorably as business improves,” he continued.

Dividends

On September 5, 2023, our board of directors declared a quarterly cash dividend of $0.22 per share which will be paid on September 29, 2023 to shareholders of record at September 18, 2023.

Outlook

“We believe there are conflicting signals in the economy,” said Hoff. “A housing shortage and the over 20-year high on fixed mortgage rates has slowed down housing activity. The continued rise in interest rates has suppressed consumer confidence. However, overall retail spending and activity in the manufacturing sector and new business start-ups is healthy, while the unemployment rate remains near a 30-year low.”

“As we anticipated, the first half of the year was difficult as the industry worked through bloated inventories and consumers’ spending habits changed. We expect demand and business to pick up in the second half for several reasons. First, consolidated orders are up in mid-double-digits over this time a year ago, with orders trending up in each segment for the past few months. Secondly, a significant portion of Hooker Branded’s backlog consists of orders for new products launched at the High Point market, and are expected to ship in the second half of this year. Thirdly, in the second half, Home Meridian expects to ship to over a thousand retail floors in what we believe to be the largest number of new product placements in its history. We believe all the right pieces are in place for Home Meridian to achieve sustainable profitability in the second half of the year,” he continued.

“While we’re focused on reducing overhead costs, keeping our balance sheet strong and judiciously deploying capital, we have continued to invest significantly in initiatives that promote higher visibility amongst potential customers and future growth and believe these things will put us in the strongest possible position when demand improves,” Hoff concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2024 second quarter financial results via teleconference and live internet webcast on Friday morning, September 8th, 2023 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 99th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (3) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (4) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (6) risks associated with HMI segment restructuring and cost-savings efforts, including our ability to timely dispose of excess inventories, reduce expenses and return the segment to profitability; (7) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government and possible future U.S. conflict with China; (9) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (10) risks associated with our Georgia warehouse including the inability to realize anticipated cost savings and subleasing excess space on favorable terms; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks related to the Sunset West Acquisition including integration costs, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Sunset Acquisition; (13) the risks related to the BOBO Intriguing Objects acquisition, including the loss of a key BOBO employee, inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and failure to realize benefits anticipated from the BOBO Acquisition; (14) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (15) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (16) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (17) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (18) our inability to collect amounts owed to us or significant delays in collecting such amounts; (19) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (20) capital requirements and costs; (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; and (26) changes in consumer preferences, including increased demand for lower-priced furniture; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2023	2022	2023	2022

Net sales	$97,806	$152,908	$219,621	$300,223

Cost of sales	74,465	121,853	168,374	239,709

Gross profit	23,341	31,055	51,247	60,514

Selling and administrative expenses	21,144	22,886	46,191	47,543
Intangible asset amortization	924	878	1,807	1,756

Operating income	1,273	7,291	3,249	11,215

Other income/(expense), net	357	(44)	411	234
Interest expense, net	654	83	833	111

Income before income taxes	976	7,164	2,827	11,338

Income tax expense	191	1,621	593	2,612

Net income	$785	$5,543	$2,234	$8,726

Earnings per share
Basic	$0.07	$0.47	$0.20	$0.74
Diluted	$0.07	$0.46	$0.20	$0.73

Weighted average shares outstanding:
Basic	10,732	11,876	10,854	11,871
Diluted	10,828	11,935	10,962	11,960

Cash dividends declared per share	$0.22	$0.20	$0.44	$0.40

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2023	2022	2023	2022

Net income	$785	$5,543	$2,234	$8,726
Other comprehensive income:
Amortization of actuarial (gain)/loss	(70)	60	(140)	42
Income tax effect on amortization	17	(14)	34	(10)
Adjustments to net periodic benefit cost	(53)	46	(106)	32

Total comprehensive income	$732	$5,589	$2,128	$8,758

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	July 30,	January 29,
	2023	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$49,979	$19,002
Trade accounts receivable, net	39,441	62,129
Inventories	63,358	96,675
Income tax recoverable	3,025	3,079
Prepaid expenses and other current assets	7,370	6,418
Total current assets	163,173	187,303
Property, plant and equipment, net	28,433	27,010
Cash surrender value of life insurance policies	28,050	27,576
Deferred taxes	14,037	14,484
Operating leases right-of-use assets	58,589	68,949
Intangible assets, net	30,471	31,779
Goodwill	15,076	14,952
Other assets	12,286	9,663
Total non-current assets	186,942	194,413
Total assets	$350,115	$381,716

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,393	$1,393
Trade accounts payable	14,068	16,090
Accrued salaries, wages and benefits	6,447	9,290
Customer deposits	8,269	8,511
Current portion of lease liabilities	6,926	7,316
Other accrued expenses	2,264	7,438
Total current liabilities	39,367	50,038
Long term debt	22,177	22,874
Deferred compensation	7,880	8,178
Operating lease liabilities	54,157	63,762
Other long-term liabilities	866	843
Total long-term liabilities	85,080	95,657
Total liabilities	124,447	145,695

Shareholders' equity
Common stock, no par value,20,000shares authorized,
10,819 and 11,197 shares issued and outstanding on each date	49,561	50,770
Retained earnings	175,348	184,386
Accumulated other comprehensive income	759	865
Total shareholders' equity	225,668	236,021
Total liabilities and shareholders' equity	$350,115	$381,716

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Twenty-Six Weeks Ended
	July 30,	July 31,
	2023	2022
Operating Activities:
Net income	$2,234	$8,726
Adjustments to reconcile net income to net cash
provided by/(used in) operating activities:
Depreciation and amortization	4,372	4,409
Deferred income tax expense	481	1,839
Noncash restricted stock and performance awards	1,043	873
Provision for doubtful accounts and sales allowances	(475)	(1,532)
Gain on life insurance policies	(684)	(587)
Loss on sales of assets	30	-
Changes in assets and liabilities:
Trade accounts receivable	23,163	(4,843)
Inventories	35,062	(53,489)
Income tax recoverable	53	787
Prepaid expenses and other assets	(3,528)	(6,175)
Trade accounts payable	(2,029)	4,691
Accrued salaries, wages, and benefits	(2,843)	(1,480)
Customer deposits	(241)	27
Operating lease assets and liabilities	366	(151)
Other accrued expenses	(5,154)	(1,293)
Deferred compensation	(438)	(283)
Net cash provided by/(used in) operating activities	$51,412	$(48,481)

Investing Activities:
Acquisitions	(2,373)	(25,912)
Purchases of property and equipment	(3,965)	(1,947)
Premiums paid on life insurance policies	(317)	(404)
Proceeds of life insurance policies	444	-
Net cash used in investing activities	(6,211)	(28,263)

Financing Activities:
Purchase and retirement of common stock	(8,668)	(1,137)
Cash dividends paid	(4,856)	(4,794)
Payments for long-term loans	(700)	-
Proceeds from long-term loans	-	25,000
Proceeds from revolving credit facility	-	30,301
Payments for revolving credit facility	-	(30,301)
Debt issuance cost	-	(38)
Net cash (used in)/provided by financing activities	(14,224)	19,031

Net increase/(decrease) in cash and cash equivalents	30,977	(57,713)
Cash and cash equivalents - beginning of year	19,002	69,366
Cash and cash equivalents - end of quarter	$49,979	$11,653

Supplemental disclosure of cash flow information:
Cash paid/(refund) for income taxes	$60	$(14)
Cash paid for interest, net	914	55

Non-cash transactions:
(Decrease)/Increase in lease liabilities arising from changes in right-of-use assets	$(6,356)	$7,680
Increase in property and equipment through accrued purchases	8	207

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30, 2023		July 31, 2023		July 30, 2023		July 31, 2023
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$34,685	35.4%	$52,817	34.5%	$76,576	34.9%	$95,047	31.7%
Home Meridian	28,911	29.6%	59,048	38.6%	70,832	32.3%	121,133	40.3%
Domestic Upholstery	30,892	31.6%	38,326	25.1%	65,996	30.0%	79,546	26.5%
All Other	3,318	3.4%	2,717	1.8%	6,217	2.8%	4,497	1.5%
Consolidated	$97,806	100%	$152,908	100%	$219,621	100%	$300,223	100%

Operating income/(loss)
Hooker Branded	$3,223	9.3%	$6,072	11.5%	$5,524	7.2%	$10,214	10.7%
Home Meridian	(3,336)	-11.5%	(991)	-1.7%	(5,454)	-7.7%	(4,085)	-3.4%
Domestic Upholstery	724	2.3%	1,713	4.5%	2,051	3.1%	4,465	5.6%
All Other	662	20.0%	497	18.3%	1,128	18.1%	621	13.8%
Consolidated	$1,273	1.3%	$7,291	4.8%	$3,249	1.5%	$11,215	3.7%

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949